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                                                                    EXHIBIT 99.3

RE:  Radiologix, Inc.
     Election Form

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We are enclosing herewith the materials listed below relating to the Election Form as described in and subject to conditions set forth in the Proxy
Statement/Prospectus dated [           ], 2000, which describes the Amended and
Restated Agreement and Plan of Merger dated as of September 12, 2000, as amended, between Radiologix, Inc., SKM-RD Acquisition Corp. and SKM-RD LLC.

    Subject to the proration procedures described in the Proxy Statement, pursuant to the Election Form, record holders of shares of Radiologix common stock are entitled to make an election on or prior to 5:00 p.m., New York City
time, on October   , 2000 to receive for each share of Radiologix common stock
$7.25 per share in cash (a "Cash Election") or to retain 1.1224 shares of Radiologix common stock (a "Stock Election"). To be elibible to retain shares, a holder must (1) own more than 3,000 shares immediately before the merger, and
(2) make a stock election with respect to at least 3,000 of those shares. A holder who owns 3,000 or fewer shares will not be able to make a stock election but will receive $7.25 per share in cash and will not be subject to proration. Holders may also elect no preference as to the Cash Election or the Stock Election (a "Non-Election"). Such election must be made by properly executing and submitting the enclosed Election Form.

    Enclosed are copies of the following documents:

    1.  Election Form for your use and for the information of your clients.

    2. A printed form of letter which may be sent to your clients for whose accounts you are your nominee hold Radiologix common stock as the registered holder with space provided for obtaining such clients' instructions with regard to any Election.

YOUR PROMPT ACTION IS REQUIRED, WE URGE YOU TO CONTACT YOUR CLIENTS AS SOON AS POSSIBLE. THE PERIOD IN WHICH A ELECTION CAN BE MADE WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER [ ], 2000.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE ELECTION OR THE PROXY
STATEMENT SHOULD BE DIRECTED TO [                                 ] AT THE
FOLLOWING TOLL-FREE TELEPHONE NUMBER: [__________].

                                          Very truly yours,
                                          RADIOLOGIX, INC.